Exhibit 10.28

TTEC HOLDINGS, INC.

Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (this "Agreement") is made and entered into as of ________________ (the "Grant Date") by and between TTEC Holdings, Inc., a Delaware corporation (the "Company") and _____________ (the "Grantee").

This Agreement is governed by the terms of the TTEC Holdings, Inc. 2020 Equity Incentive Plan (the "Plan") pursuant to which the Company may grant awards of Restricted Stock Units (“RSUs”) to Eligible Individuals, including employees, directors and consultants of the Company and its Affiliates (together, “TTEC”). Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan. The terms and provisions of the Plan as they may be amended from time to time are incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and its appendicies and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

The parties agree to be legally bound by this Agreement, and in exchange for sufficient consideration, the adequacy of which is not in question, agree as follows:

1.	Grant of RSUs. Pursuant to the Plan, the Company grants to the Grantee an RSU award in the amount of US $_____________, which represents ________ shares of Common Stock of the Company at fair market value as of market close on the Grant Date (rounded up or down to a whole number of shares) and on the terms and conditions provided in this Agreement and the Plan (“RSU Award”).
2.	Consideration. The grant of this RSU Award is in consideration of the services to be rendered by the Grantee to TTEC during the restricted period and for other covenants provided in this Agreement.
3.	Restricted Period; Vesting. Except as otherwise provided in the Plan and the Agreement and provided that the Grantee provides continuous services to TTEC through each applicable vesting date, the RSUs will vest and the corresponding shares of Common Stock of the Company (or cash equivalent) will be issued in accordance with the following schedule:

Vesting DateCommon Stock to Vest

XXXX% RSUs to vest on this vesting date

XXXX% RSUs to vest on this vesting date

XXXX% RSUs to vest on this vesting date

XXXX% RSUs to vest on this vesting date

The period during which the RSUs remain unvested and forfeitable is referred to as the "Restricted Period".

a.	The unvested portion of the RSU Award shall be forfeited immediately upon the termination of the Grantee’s services to TTEC for any reason, including separation, death, disability or any other reason where the Grantee no longer is providing services to TTEC, and the Company nor its Affiliates shall have any further obligations to the Grantee under this Agreement for such forfeited RSUs.
b.	Pursuant to the delegation of the Compensation Committee of the Board, the executive leadership team of the Company (the “Executive Committee”), in its sole discretion, shall have the authority to determine the effect of all matters and questions with respect to Grantee’s termination of affiliation with TTEC and whether continuous services are being provided as these matters relate to RSU Award vesting, including, without limitation, the question of whether a termination of service has occurred, whether a leave of absence or disability constitute a termination of service and other similar questions.
c.For purposes of the Plan and this Agreement, a Grantee’s status as an employee, director or consultant of TTEC shall be deemed to be terminated in the event that the Company’s subsidiary employing or contracting with such Grantee ceases to be a Company subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
4.	Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the unvested portion of the RSU Award and any related rights may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or transfer or encumber the RSU Award or its related rights during the Restricted Period shall be ineffective and, if any such attempt is made, the RSU Award will be forfeited by the Grantee and all of the Grantee's rights under the Plan and this Agreement shall immediately terminate without any payment or consideration by TTEC.
5.	No Right to Continued Service. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of TTEC. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of TTEC to terminate the Grantee's services (employment or otherwise) at any time, with or without cause.
6.	Adjustments. Subject to the sole discretion of the Board of Directors, TTEC may, with respect to any vested RSUs that have not been settled pursuant to the Plan, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares that may be used to settle vested RSUs in the event of a change in the corporate structure or shares of TTEC; provided, however, that no adjustment shall be made for the issuance of preferred stock of TTEC or the conversion of convertible preferred stock of TTEC. For purposes of this Section 6, a change in the corporate structure or shares of TTEC includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of TTEC or another entity.

7.	Tax Liability and Withholding. The Grantee shall be required to pay, and the Company or its administrator shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan and the RSU Award, the amount of any required withholding taxes applicable upon the vesting of the RSU Award or the issuance of the Common Stock of the Company (or cash equivalent) and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.
8.	Non-competition and Non-solicitation.
8.1	Grantee recognizes that the primary purpose of this RSU Award is to reward the Grantee’s performance and to ensure Grantee’s loyalty to TTEC, and that this RSU would not be made to Grantee in the absence of the promises below. In consideration of the RSU Award, the Grantee agrees and covenants during the term of his/her affiliation with TTEC (employment or otherwise) and for twelve (12) months thereafter not to:
a.	Non-Compete Undertaking. Work or otherwise contribute his/her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e., a shareholder holding more than 5% of outstanding equity in any such entity), volunteer, intern or in any other similar capacity to a business/company engaged in the same or substantially similar business as the Company, its subsidiaries and affiliates, including the delivery of CX (customer experience) technology and orchestration services through public or proprietary cloud-based CXaaS (Customer Experience as a Service) platform; design, building, and operating omnichannel contact center technology, conversational messaging, CRM, automation (AI / ML and RPA), and analytics solutions; and digital customer engagement, customer acquisition & growth, content moderation, fraud prevention, and data annotation solutions (collectively, “TTEC Business”). The Non-Compete Undertaking shall apply throughout the entire territory where the Company actually benefits and where the Company may reasonably expect to benefit from the Grantee’s services, but only with respect to that aspect of TTEC Business that is substantially similar to the business that the Grantee was primarily contributing in, while employed by TTEC.
b.	Employees Non-Solicitation Undertaking. Solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company or its subsidiaries and affiliates or anyone who was an employee of the Company within previous six (6) month period; and
c.Client Non-Solicitation Undertaking. Solicit or interfere with business relationships between the Company and its current or prospective (currently actively pursued) clients of the Company or any of its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its subsidiaries and affiliates.
8.2	If the Grantee breaches any of the covenants and undertakings set forth in this Section 8:

a.All unvested RSU Awards shall be immediately forfeited and cancelled;

b.	The value of any vested RSU Awards that have vested must be paid by Grantee back to TTEC since the primary purpose of the RSU Award will not have been realized by TTEC.
c.	He/she (but not to the exclusion of those who aid him/her in such breach) shall be liable for all other damages resulting from such breach; and

d.The Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief at law or specified in this Agreement.

8.3	Acknowledgements.
a.	Grantee acknowledges that the non-competition and non-solicitation provisions above are fair and reasonable with respect to their scope and duration given the Grantee’s position with TTEC and the impact such activities would have on the TTEC Business.
b.	Grantee further acknowledges that the geographic restriction on competition in this Section 8 is fair and reasonable, given the nature and geographic scope of the TTEC Business, the investment of capital and resources by Company to develop its business operations, and the nature of Grantee’s position with TTEC.
c.Grantee also acknowledges that while employed or otherwise affiliated with TTEC, Grantee has access to proprietary and unique trade secret information that would be valuable or useful to Company’s competitors and that Grantee will also have access to Company’s valuable customer relationships and thus acknowledges that the restrictions on Grantee’s future employment and business activities in TTEC’s industry as set forth in this Section 8 are fair and reasonable.
d.	Grantee acknowledges and is prepared for the possibility that Grantee’s standard of living may be reduced during the non-competition and/or non-solicitation period and assumes and accepts any risk associated with that possibility, and further acknowledges that any such drop in Grantee’s standard of living does not constitute undue hardship.
9.	Compliance with Law. The issuance and transfer of shares of Common Stock of the Company upon the vesting of the RSU Award shall be subject to compliance by the Company and the Grantee with all applicable requirements of the United States federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of the United States federal and state laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its legal counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the U.S. Securities and Exchange Commission, any United States state securities commission, any securities regulatory body outside of the United States, or any stock exchange to affect such compliance.

If the Grantee is a resident of one of the countries listed on Appendix D to this Agreement, then the country specific provisions found in Appendix D are incorporated into this Agreement by reference.

10.	Equity Holding Guidelines. Some Grantees may be subject to the TTEC executive Stock Ownership Guidelines, attached to this Agreement and incorporated within it by reference as Appendix A. If in your role you are subject to the Stock Ownership Guidelines, by signing below you (a) confirm that you are (i) aware of the Company’s expectations with respect to your equity holdings in the Company, (ii) the time you have to honor these expectations and (iii) how the Company envisions that you reach the appropriate holding levels; and (b) hereby agree to exercise best efforts to meet such expectations.
11.	Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Grantee’s employer, TTEC and its other Affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that TTEC and the employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in TTEC, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Grantee understands that Data will be transferred to Bank of America, Merrill Lynch or such other stock plan service provider as may be selected by TTEC in the future, which is assisting TTEC with the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country. Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Grantee authorizes TTEC, Bank of America, Merrill Lynch and any other possible recipients which may assist TTEC (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan. Grantee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Grantee understands that he or she is providing the consents herein on a purely voluntary basis. If

Grantee does not consent, or if Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Grantee’s consent is that TTEC would not be able to grant Grantee RSUs or other equity awards or administer or maintain such awards. Therefore, Grantee understands that refusing or withdrawing his or her consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human capital representative.

12.	Governing Law and Dispute Resolution.
a.	Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Colorado without regard to conflict of law principles.
b.	Disputes. The parties agree that any action arising from or relating in any way to this Agreement or the Plan shall be resolved and tried in the United States federal or state courts situated in Denver, Colorado. Grantee and Company each expressly consents to the personal jurisdiction of the state and United States federal courts located in Denver, Colorado to adjudicate any dispute between Grantee and Employee arising out of or related to this Agreement, regardless of where Grantee executes this Agreement or performs work for the Company. Grantee and Company consent to the exclusive jurisdiction and venue of the state and United States federal courts located in Denver, Colorado to adjudicate any such disputes, and Grantee and Company waive any defenses regarding the propriety of venue, including any argument that venue should not be in Denver, Colorado due to the inconvenience of the forum to the parties or witnesses.

Entering into this Agreement is not a condition of Grantee’s employment. If Grantee does not wish to consent to having disputes regarding this Agreement litigated in Colorado, Grantee can reject this Agreement by not signing this agreement. Doing so, however, would mean that none of the terms of this Agreement will apply, including the grant of RSUs offered to Grantee in connection with this Agreement.

c.Attorneys’ Fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys' fees incurred in connection with the action.

13.Administration of the Agreement and Awards.

a.	Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
b.	Settlement of Vested RSUs. RSUs subject to an RSU Award shall be settled pursuant to the terms of the Plan, in stock or cash, as soon as reasonably practicable following the vesting thereof, but in no event later than March 15 of the calendar year following the year in which the RSUs vest.

c.Amendment. The Company has the right to amend, suspend, or cancel the unvested RSUs granted hereunder, prospectively; provided that, no such amendment shall adversely affect the Grantee's material rights under this Agreement without the Grantee's consent, and to the extent the RSUs hereby granted are not yet vested and the Grantee is not in breach of the Agreement, the Company shall provide a substitute instrument of equal value and no less favorable terms in exchange for amended, altered, suspended, discontinued or canceled RSUs.
d.	Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee's beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.
e.	Discretionary Nature of All Future Awards. This RSU Award is voluntary and occasional and does not create any contractual, statutory or other right to receive future RSU Awards, or benefits in lieu of RSUs, even if the RSUs have been granted in the past. Future Awards, if any, will be at the sole discretion of the Company.
f.No Impact on Other Benefits. The value of the Grantee's Restricted Stock is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.
14.	Change of Control Provisions. This RSU Award is subject to the Change of Control rights and entitlements as further referenced in Appendix B to this Agreement and incorporated into the Agreement by reference.
15.	Confidentiality. Grantee agrees not to disclose, directly or indirectly, to any other employee, director or consultant of TTEC or an Affiliate and to keep confidential all information related to any Awards granted to Grantee, pursuant to the Plan, including the amount of any such Award and its vesting schedule.
16.	Severability and Entirety. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

The Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between the Company and Grantee relating to Grantee’s entitlement to RSUs or similar benefits, under the Plan.

17.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
18.	Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands its terms and provisions and accepts the RSU Award subject to the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

The parties have executed this Agreement as of the date first above written.

TTEC Holdings, Inc.

By: Reginal Paolillo, Chief Financial Officer

___________________________________________

XX (Grantee)

Employee ID: XX

Grant Date:

For additional information about securities granted under this Agreement please refer to our 2020 Equity Incentive Plan document and related Prospectus incorporated herein by reference.  These documents can be found on the Legal home page in Mosaic.

APPENDIX A

Executive Stock Ownership Guidelines

Equity provides the opportunity for the company to further invest in the employees who passionately uphold our values while driving the business with an entrepreneurial spirit. Company leaders who think and act like owners are crucial to our success and encouraging star players to actively participate in company growth is key to building our future together.

When a company’s board of directors, shareholders and employees align their interest in organization’s long- term success, the stage is set for true transformation. To that end, TTEC has adopted Stock Ownership Guidelines to encourage company leaders (vice president-level and above) to align their interests with TTEC and our stockholders and to focus on value creation, while sharing in the company’s success. The following are answers to questions you may have about TTEC’s new Executive Stock Ownership Guidelines.

Executive Stock Ownership Guidelines

Q. Why are we implementing an Ownership Guideline?

A. The Guidelines are designed to align our senior leaders’ interests with our shareholders’ interest, driving a long-term vision and commitment to creating company value. The Executive Ownership Guidelines are also designed to:

• Support confidence in company strategy to execute our business transformation

• Allow us to remain an attractive and competitive choice for executive-level talent by adopting best practices

• Align executive behavior with external shareholder expectation

• Drive long-term accountability

• Enable company success

Q. How much stock should I hold as a company leader?

A. The new Executive Stock Ownership Guidelines call for TTEC vice presidents and above to hold a multiplier of base compensation in TTEC stock (based on Fair Market Value (FMV) of stock as it trades on NASDAQ). Employees will have five years from the start of this requirement (or promotion into a new role) to meet the holding Guidelines.

Employee Target Holding Amount Level within 5 Years
Chief Financial Officer 3 times current base salary
Executive Vice President 2.5 times current base salary
Senior Vice President 1.5 times current base salary
Group Vice President 0.5 times current base salary

Q. Do I have to buy TTEC stock to meet this holding Guideline?

A. TTEC does not expect you to buy TTEC stock to meet the holdings Guidelines, and how you meet them is entirely up to you. Most employees will be able to meet the requirement by holding a portion of their annual equity grant (net of tax), as it vests.

Q. How many shares should I consider holding from each RSU grant to meet the holding Guidelines?

A. How much you hold from each grant and from each vesting event is entirely up to you. Based on basic modeling, however, we believe that if you hold a percentage of each vesting event from annual Equity Grants (net of tax as indicated in the table below) you should comfortably reach the holding requirement in five years or sooner.

The holding guideline can be satisfied with any stock you hold including:

• the exercise of options to purchase the company’s common stock

• the vesting of restricted stock; and

• the vesting of performance shares.

Employee Guideline of Percentage of Level Net Shares to Hold
Executive Vice President 75%
Senior Vice President 75%
Group Vice President 50%

Once the holding target is reached, you should maintain it during your entire tenure in the role; and as your role changes be aware of the changes in the holding guidelines as well.

Q.	Which holdings are considered in calculating my target holding amount?
A.	The following holdings will be considered when measuring stock ownership:

shares owned outright, including shares owned jointly with a spouse;

• shares obtained through the exercise of stock options;

• shares issued upon the vesting of restricted stock and performance shares; and

• earned performance shares.

Q. What happens if I don’t reach my target holding amount within the five-year time frame due to market volatility or amount of my equity awards?

A. If the actual Equity Grants you receive and/or market price volatility does not allow an employee to reach the target holding level within the required five-year time frame, the company does not expect employees to invest out of pocket. The company expects the Equity Grants you receive to be the source for the holding requirement and we look to you as a leader to exercise a good faith effort to honor the requirements. If the Equity Grants you receive or market volatility creates a challenge, discuss the matter with your supervisor and your HC partner for a practical resolution.

Q. What if I have a special situation (hardship) that makes maintaining the holding requirement difficult for me?

A. The Executive Ownership Guidelines is designed to align your interests with the company’s interests and position you to share in our success. If your personal situation makes the compliance with the Ownership Guidelines a hardship, speak to your HC partner and the Executive Committee level executive responsible for your business segment for guidance and support.

Q. Whom should I contact with questions?

A. If you have questions, please contact Pam LeMasters, executive director, Global Compensation via email or by phone at 303.397.8531.

APPENDIX B

RSU VESTING FOLLOWING CHANGE IN CONTROL (Double Trigger).

1.	Accelerated Vesting. Notwithstanding the vesting schedule contained in Section 3 of the Restricted Stock Unit Award Agreement, (a) upon a “Change in Control” (as defined below), and (ii) if Grantee’s services for the Company (or its successors) terminate on or before the one year anniversary of such Change in Control, any unvested RSUs that would otherwise vest on or after the effective date of such Change in Control shall be accelerated and become 100% vested on the effective date of such termination of services; provided, however, that the accelerated vesting described here shall not apply if the termination of services is (A) by Grantee for any reason other than for “Good Reason” (as defined below), or (B) by the Company (or successor) for “Cause” (as defined below).
2.	Definition of “Change in Control”. For purposes of this Agreement, “Change in Control” means the occurrence of any one of the following events:
a.	Any consolidation, merger or other similar transaction (i) involving TTEC, if TTEC is not the continuing or surviving corporation, or (ii) which contemplates that all or substantially all of the business and/or assets of TTEC will be controlled by another corporation;
b.	Any sale, lease, exchange or transfer (in one transaction or series of related transactions) of all or substantially all of the assets of TTEC (a “Disposition”); provided, however, that the foregoing shall not apply to any Disposition to a corporation with respect to which, following such Disposition, more than 51% of the combined voting power of the then outstanding voting securities of such corporation is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of at least 51% of the then outstanding Common Stock and/or other voting securities of TTEC immediately prior to such Disposition, in substantially the same proportion as their ownership immediately prior to such Disposition;
c.	Approval by the stockholders of TTEC of any plan or proposal for the liquidation or dissolution of TTEC, unless such plan or proposal is abandoned within 60 days following such approval;
d.	The acquisition by any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended), or two or more persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the U.S. Securities Exchange Act of 1934, as amended) of 51% or more of the outstanding shares of voting stock of TTEC; provided, however, that for purposes of the foregoing, “person” excludes Kenneth D. Tuchman and his affiliates; provided, further that the foregoing shall exclude any such acquisition (A) by any person made directly from TTEC, (B) made by TTEC or any Affiliate, or (C) made by an employee benefit plan (or related trust) sponsored or maintained by TTEC or any Affiliate; or
e.	If, during any period of 15 consecutive calendar months commencing at any time on or after the Grant Date, those individuals (the “Continuing Directors”) who either (i) were directors of TTEC on the first day of each such 15-month period, or (ii) subsequently became directors of TTEC and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of TTEC, cease to constitute a majority of the board of directors of TTEC.
3.	Other Definitions. The following terms have the meanings ascribed to them below:
a.	“Cause” has the meaning given to such term in the Plan.
b.	“Good Reason” means with respect to any Grantee who is an employee

(i) any material reduction in Grantee’s base salary; provided that a reduction in Grantee’s base salary of 10% or less does not constitute “Good Reason” if such reduction is affected in connection with a reduction in compensation that is applicable generally to officers and senior management of the Company;

(ii) Grantee’s responsibilities or areas of supervision within TTEC or its Subsidiaries are substantially reduced; or

(iii) Grantee’s principal office is relocated outside the metropolitan area in which Grantee’s office was located immediately prior to the Change in Control; provided, however, that temporary assignments made in the best interest of the Company’s business shall not constitute such a move of office location.

(iv) In addition, no termination of a Grantee’s employment or service shall be deemed to be for Good Reason unless (x) Grantee provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within thirty (30) days after the initial existence of the occurrence of such facts or circumstances, (y) the Company or, if different, the Affiliate which employs Grantee has failed to cure such facts or circumstances within thirty (30) days of its receipt of such written notice, and (z) the effective date of the termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

c.	“Termination of Service Date” means the date upon which Grantee’s services for the Company (or successor) terminate and for a Grantee who is then an employee, shall mean the latest day on which Grantee is expected to report to work and is responsible for the performance of services to or on behalf of the Company (or successor) or any Affiliate (regardless of the reason for the ttermination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Grantee is employed or the terms of Grantee’s employment agreement, if any), notwithstanding of any notice period mandated by law during which Grantee may be entitled to receive payments from the Company (e.g., for unused vacation or sick time, severance payments, deferred compensation or otherwise) and which may extend beyond such date; and
d.	“Termination of Service ” shall mean:
(i)

As to a director, the time when a Grantee who is a director ceases to be a director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Grantee simultaneously commences employment with the Company (successor) or any subsidiary or remains in employment or service with the Company (or successor) or any Affiliate in any capacity.

(ii)

As to an employee, the time when the employee-employer relationship between a Grantee and the Company (or successor) or any Affiliate is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Grantee simultaneously commences service with TTEC as a director.

(iii)

As to a consultant, the time when a Grantee who is a consultant ceases to be a consultant for any reason, including without limitation, completion of a contract term, failure to renew the consultant relationship, death or retirement, but excluding terminations where the Grantee simultaneously commences service with TTEC as an employee.).

4.	409A Treatment. Notwithstanding any provision herein to the contrary, for purposes of determining whether Grantee’s service for the Company have terminated with respect to Change in Control, Grantee will not be treated as having his/her services terminated unless such termination constitutes a “separation from service” as defined for purposes of Section 409A of the Code (“Section 409A”) with regard to Grantees who are subject to Section 409A. If Grantee has a “separation from service” following a Change in Control pursuant to Appendix B, the RSUs vesting as a result of such “separation from service” will be paid on a date determined by TTEC (or successor) within 5 days of Grantee’s “separation from service.” If Grantee is a “specified employee” (within the meaning of Section 409A) with respect to TTEC at the time of a “separation from service” and Grantee becomes vested in RSUs as a consequence of a “separation from service,” the delivery of property in settlement of such vested RSUs shall be delayed until the earliest date upon which such property may be delivered to Grantee without being subject to taxation under Section 409A.

This Agreement and the Award are intended to be exempt from the provisions of Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, as providing for any payments to be made within the applicable “short-term deferral” period (within the meaning of Section 1.409A-1(b)(4) of the Department of Treasury regulations) following the lapse of a “substantial risk of forfeiture” (within the meaning of Section 1.409A-1(d) of the Department of Treasury regulations).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Committee determines that the Award may be subject to Section 409A, the Committee, in its sole discretion, may adopt amendments  to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, from time to time, without the consent of Grantee, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A and related Department of Treasury guidance and thereby avoid the application of penalty taxes under Section 409A.

APPENDIX D

SPECIAL PROVISIONS FOR THE AWARD IN CERTAIN COUNTRIES

This Appendix includes special country-specific terms that apply to residents in the countries listed below. This Appendix is part of the Agreement and is incorporated into the Agreement by reference.  Unless otherwise provided below, capitalized terms used but not defined in this Appendix shall have the same meanings assigned to them in the Plan and the Agreement.

This Appendix also includes information with respect to Grantee’s participation in the Plan.  It is each Grantee’s responsibility to be aware of the terms of this Appendix.  For example, certain individual exchange control reporting requirements may apply upon vesting of the RSUs and/or sale of Common Stock.  The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 1, 2021 and is provided for informational purposes.  Such laws are often complex and change frequently, and results may be different based on the particular facts and circumstances. Therefore, TTEC strongly recommends that Grantee not rely exclusively on the information noted in this Appendix as the only source of information relevant to the consequences of Grantee’s participation in the Plan, because the information may be out of date at the time Grantee’s RSUs vest or are settled, or Grantee sells shares of Common Stock acquired under the Plan.

In addition, the information provided in this Appendix is general in nature and may not apply to Grantee’s particular situation, and TTEC is not in a position to assure Grantee of any particular result, especially results that may relate to the Grantee’s particular tax consequences.  Accordingly, Grantees are advised to seek appropriate professional advice as to how the relevant laws in their country may apply to their particular situation.

Finally, if Grantee is a citizen or resident of a country other than the one in which Grantee currently is working, transfers employment after the RSUs are granted, or is considered a resident of another country for local law purposes, the information contained in this Appendix may no longer be applicable to Grantee or information with respect to different country may become relevant.

If the Grantee is resident in a country other than the U.S. or a country listed in this Appendix, at the time of the RSU Award or at the time of its vesting or settlement, the Grantee should consider reach out to his/her HC partner for additional information.

Australia

Securities Law Information.  If Grantee acquires shares of Common Stock pursuant to the RSUs and offers the shares of Common Stock for sale to a person or entity resident in Australia outside of the process established by the Company, the offer may be subject to incremental disclosure requirements under Australian law. Grantee should obtain legal advice on such disclosure obligations, if any, prior to making any such offer.

Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD$10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for Grantee. If there is no Australian bank involved in the transfer, Grantee will have to file the report.

Belgium

Foreign Asset / Account Reporting Information. Grantee is required to report any securities (e.g., shares of Common Stock) or bank accounts opened and maintained outside Belgium on their annual tax return. In a separate report, certain details regarding such foreign accounts (including the account number, bank name and country in which such account was opened) must be provided to the Central Contact Point of the National Bank of Belgium. The forms to complete this report are available on the website of the National Bank of Belgium.

Stock Exchange Tax. A stock exchange tax applies to transactions executed by a Belgian resident through a financial intermediary, such as a bank or broker. If the transaction is conducted through a Belgian financial intermediary, it may withhold the stock exchange tax, but if the transaction is conducted through a non-Belgian financial intermediary, the Belgian resident may need to report and pay the stock exchange tax directly. The stock exchange tax likely will apply when shares of Common Stock acquired under the Plan are sold. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the stock exchange tax.

Brokerage Account Tax. A brokerage account tax applies to Belgian residents if the average annual value of securities (including shares of Common Stock acquired under the Plan) held in a brokerage account exceeds certain thresholds. Belgian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the brokerage account tax.

Brazil

Compliance with Laws.  By Grantee’s signature on the Agreement, Grantee agrees that he/she will comply with Brazilian law when he/she vests in the RSUs and sells shares of Common Stock. Grantee also agrees to report and pay any and all taxes associated with the vesting of the RSUs, the sale of the shares of Common Stock acquired pursuant to the Plan and the receipt of any dividends.

Exchange Control Information. Grantee must prepare and submit a declaration of assets and rights held outside of Brazil to the Brazilian Central Bank on an annual basis, if Grantee holds assets or rights denominated in foreign currency and valued at or in excess of US $100,000. The assets and rights that must be reported include shares of Common Stock and RSUs .

Bulgaria

No Entitlement.  By accepting the RSU Award, Grantee acknowledges that the RSU Award is intended as an incentive for Grantee to remain employed with the Company and is not intended as remuneration for labor services performed.

Responsibility for taxes. Without limitation to Section 7 of the Agreement, Grantee agrees that Grantee is liable for any and all tax arising as a result of this Award, including income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other payments, whether or not subject to withholding at the source (“Tax-Related Items”) and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or any tax authority. Bulgarian residents should consult with a personal tax or financial advisor for additional details on their obligations with respect to the Tax-Related Items.

Canada

Settlement of RSUs.  Notwithstanding any terms and conditions of the Plan or the Agreement to the contrary, RSUs will be settled in shares of Common Stock only, not cash.

Securities Law Information.  Grantee acknowledges and agrees that Grantee will sell shares of Common Stock acquired through participation in the Plan outside of Canada only through the facilities of a stock exchange on which the Common Stock is listed.  Currently, the shares of Common Stock are listed on the Nasdaq Stock Market.

Termination Date.  This provision replaces the definition of Termination Date in Section 3(a) of the Agreement:

For purposes of the Agreement, the “Termination Date” shall mean the earlier of (1) the date Grantee is no longer actively providing service to the Company or (2) the date Grantee receives notice of Termination of Service from the Employer, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, but not limited to statutory law, regulatory law and/or common law).

The following provisions apply if Grantee is resident in Quebec:

Language Acknowledgment

The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, including this Appendix, be provided to them in English.

Consentement relatif à la langue utilisée.  Les parties reconnaissent avoir expressément souhaité que la convention («Agreement») ainsi que tous les documents, avis et procédures judiciares, éxécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention, ainsi que cette Annexe, soient rédigés en langue anglaise.

Data Privacy.  This provision supplements Section 11 of the Agreement:

Grantee hereby authorizes TTEC, the Employer and their representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Grantee further authorizes TTEC and its Subsidiaries to disclose and discuss the Plan with their advisors.  Grantee further authorize TTEC and its Subsidiaries to record such information and to keep such information in Grantee’s employee file.

Costa Rica

There are no special provisions.

Germany

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. In case of payments in connection with the sale of shares of Common Stock acquired under the Plan, the report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of report (“Allgemeine Meldeportal Statistik”) can be accessed via the Bundesbank’s website (www.bundesbank.de) and is available in both German and English. It is Grantee’s responsibility to comply with this reporting obligation and Grantee should consult with their personal tax advisor in this regard.

Foreign Asset/Account Reporting Information. If Grantee’s acquisition of shares of Common Stock under the Plan leads to a “qualified participation” at any point during the calendar year, Grantee will need to report the acquisition when Grantee files their tax return for the relevant year. A “qualified participation” is attained if (i) the value of the shares of Common Stock acquired exceeds a certain threshold or (ii) in the unlikely event Grantee holds shares of Common Stock exceeding a certain threshold of the total Common Stock.

Greece

Vesting and Issuance of Shares; Dividend Equivalents.  Notwithstanding any provisions of the Agreement to the contrary, and for purposes of the RSU Award under this Agreement only, if the Grantee’s  employment terminates due to retirement, as that concept is defined under the relevant provisions of Greek labor law on retirement, the shares of Common Stock subject to the RSUs shall continue to vest according to the schedule set forth in the Agreement, notwithstanding such retirement related termination of employment.

India

Exchange Control Notification. Grantees understand and acknowledge that they must repatriate to India any proceeds from the sale of shares of Common Stock acquired under the Plan and any cash dividends received in relation to such shares; and to convert such repatriated funds into local currency within ninety (90) days of receipt, and any cash dividends paid on shares of Common Stock acquired under the Plan within hundred and eighty (180) days of receipt or for both foregoing scenarios such other period as required under applicable regulations. Grantee must obtain a Foreign Inward Remittance Certificate (“FIRC”) from the bank where Grantee deposits the foreign currency and shall maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Company requests proof of repatriation. It is Grantee’s responsibility to comply with these requirements.

Foreign Asset / Account Reporting Information. Grantee is required to declare any foreign bank accounts and assets (including shares of Common Stock acquired under the Plan) on their annual tax return. Grantees should consult with their personal tax advisors to determine their reporting requirements.

Ireland

Manner of Payment. Notwithstanding any discretion provided in the Plan or the Agreement to the contrary, upon vesting of the RSUs, shares will be issued to Grantee. In no event will the RSU Award be paid to Grantee in the form of cash.

Exclusion from Termination Indemnities and Other Benefits. By accepting the RSUs, Grantee acknowledges, understands, and agrees that the benefits received under the Plan are not a remuneration for past services but an incentive provided for future loyalty and will not be taken into account for any redundancy or unfair dismissal claim.

Mexico

Labor Law Policy and Acknowledgment.  By Grantee’s signature on the Agreement, Grantee expressly recognize that TTEC Holdings, Inc., with offices at 9197 South Peoria Street, Englewood, Colorado, U.S.A., is solely responsible for the administration of the Plan and that Grantee’s participation in the Plan and acquisition of shares does not constitute an employment relationship between Grantee and TTEC Holdings Inc., nsince Grantee is participating in the Plan on a wholly commercial basis and his or her sole employer is TTEC CX Solutions Mexico, S.A. de C.V. located in Mexico (“TTEC-Mexico”), not TTEC Holdings, Inc., a company in the United States.  Based on the foregoing, Grantee expressly recognizes that the Plan and the benefits that Grantee may derive from participation in the Plan do not establish any additional rights between Grantee and TTEC-Mexico (his/her employer), and do not form a part of the employment conditions and/or benefits provided by TTEC-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of his/her employment.

Grantee further understands that his/her participation in the Plan is a result of a unilateral and discretionary decision of TTEC Holdings, Inc.; therefore, TTEC reserves the absolute right to amend and/or discontinue Grantee’s participation at any time without any liability to him or her.

Finally, Grantee hereby declares that he or she does not reserve to himself or herself any action or right to bring any claim against TTEC for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and Grantee therefore grants a full and broad release to TTEC, its Affiliates, branches, representation offices, its shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Política Laboral y Reconocimiento/Aceptación.  Aceptando este Premio1, el Grantee (“Grantee”) reconoce que TTEC, con oficinas en 9197 South Peoria Street, Englewood, Colorado, U.S.A., es el único responsable de la administración del Plan y que la participación del Grantee en el mismo y la adquisicion de acciones no constituye de ninguna manera una relación laboral entre el Grantee y TTEC, toda vez que la participación del participante en el Plan deriva únicamente de una relación comercial con TTEC, reconociendo expresamente que el único empleador del participante lo es TTEC CX Solutions Mexico, S.A. de C.V.. en Mexico (“TTEC-Mexico”), no es TTEC en los Estados Unidos.  Derivado de lo anterior, el participante expresamente reconoce que el Plan y los beneficios que pudieran derivar del mismo no establecen ningún derecho entre el participante y su empleador, TTEC-México, y no forman parte de las condiciones laborales y/o prestaciones otorgadas por TTEC-México, y expresamente el participante reconoce que cualquier modificación el Plan o la terminación del mismo de manera alguna podrá ser interpretada como una modificación de los  condiciones de trabajo del Grantee.

Asimismo, el Grantee entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de TTEC, por lo tanto, TTECse reserva el derecho absoluto para modificar y/o terminar la participación del participante en cualquier momento, sin ninguna responsabilidad para el Grantee.

Finalmente, el Grantee manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de TTEC, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia el participante otorga un amplio y total finiquito a TTEC, sus entidades relacionadas, Afiliadas, oficinas de representación, sus accionistas, directores, agentes y representantes legales con respecto a cualquier demanda que pudiera surgir.

Netherlands

No Entitlement. By accepting the RSUs, Grantee acknowledges that the RSU is intended as an incentive for Grantee to remain employed with the Company and is not intended as remuneration for labor performed.

New Zealand

There are no special provisions.

Philippines

Securities Law Information.  The sale or disposal of shares of Common Stock acquired under the Plan may be subject to certain restrictions under Philippine securities laws.  Such restrictions should not apply if the offer and resale of the shares of Common Stock takes place outside of the Philippines through the facilities of a stock exchange on which the shares of Common Stock are listed.  The shares of Common are currently listed on the Nasdaq Stock Market in the United States of America.

1 El término “Premio” se refiere a la palabra “RSU”

Poland

Foreign Asset/Account Reporting Information. If Grantee maintains bank or brokerage accounts holding cash and foreign securities (including shares of Common Stock) outside of Poland, Grantee will be required to report information to the National Bank of Poland on transactions and balances in such accounts if the value of such cash and securities exceeds PLN 7,000,000. If required, such reports must be filed on a quarterly basis on special forms available on the website of the National Bank of Poland.

Exchange Control Information. The transfer of funds in excess of a certain threshold (currently €15,000, unless the transfer of funds is considered to be connected with the business activity of an entrepreneur, in which case a lower threshold may apply) into or out of Poland must be made through a bank account in Poland. Grantee understands that he or she is required to store all documents connected with any foreign exchange transactions for a period of five years, as measured from the end of the year in which such transaction occurred. Grantee should consult with their personal legal advisor to determine what he or she must do to fulfill any applicable reporting/exchange control duties.

United Kingdom

Responsibility for Taxes.  This provision supplements Section 7 of the Agreement:  Without limitation to Section 7 of the Agreement, Grantee agrees that Grantee is liable for any and all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related withholding (“Tax-Related Items”) and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or by Her Majesty’s Revenue and Customs (“HMRC”) or any other tax authority or any other relevant authority. Grantee also agrees to indemnify and keep indemnified the Company against any Tax–Related Items that he/she is required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on Grantee’s behalf.

Notwithstanding the foregoing, if Grantee is a director or executive officer (within the meaning of Section 13(k) of the Exchange Act, as amended), Grantee understands that they may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by Grantee, in which case the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to Grantee on which additional income tax and National Insurance contributions (“NICs”) may be payable. Grantee understands that he/she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company the amount of any NICs due on this additional benefit, which may also be recovered from Grantee by any of the means referred to in Section 7 of the Agreement.

Manner of Payment. Notwithstanding any discretion in the Plan or the Agreement to the contrary, upon vesting of the RSUs, shares of Common Stock will be issued to Grantee. In no event will the RSU Award be paid to Grantee in the form of cash.

Furthermore, notwithstanding any provision of the Plan or the Agreement to the contrary, Grantee will not be entitled to receive any shares of Common Stock pursuant to the vesting of the RSUs unless and until Grantee has executed a Joint Election (as defined below) in connection with the RSUs.

Joint Election. As a condition of the grant of RSUs, Grantee agrees to accept any liability for secondary Class 1 National Insurance contributions (the “Employer NICs”) which may be payable by the Company with respect to the vesting of the RSUs or otherwise payable with respect to a benefit derived in connection with the RSUs.

Without limitation to the foregoing, Grantee agrees to execute a joint election between the Company and Grantee (the “Joint Election”), the form of such Joint Election being formally approved by HMRC, and any other consent or election required to accomplish the transfer of the Employer NICs to Grantee. Grantee further agrees to execute such other joint elections as may be required between Grantee and any successor to the Company. If Grantee does not enter into a Joint Election, no shares of Common Stock shall be issued to Grantee without any liability to the Company. Grantee further agrees that the Company may collect the Employer NICs from Grantee  by any of the means set forth in the Agreement.

The Joint Election shall be provided to the Grantee at the time of the RSU Award. If Grantee has signed a Joint Election in the past with respect to an RSU Award granted to them by the Company and that Joint Election applies to all grants made under the Plan, Grantee need not sign another Joint Election in connection with this RSU Award.